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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        1995           1994
 Fixed Charges:
   Interest on indebtedness                             $        186   $        208
   Interest capitalized                                           15             17
   One-third of rents*                                            57             76

   Total Fixed Charges                                  $        258   $        301

 Earnings:
   Income before income taxes and minority interests    $      1,010   $        775

   Fixed charges per above                                       258            301
   Less: interest capitalized                                   (15)           (17)
                                                                 243            284

   Amortization of interest capitalized                           31             32

   Total Earnings                                       $      1,284   $      1,091

 Ratio of Earnings to Fixed Charges                             4.98           3.62



* Reasonable approximation of the interest factor.
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